		SECURITIES AND EXCHANGE COMMISSION
			      Washington, D.C. 20549

				 SCHEDULE 13G


		   Under the Securities Exchange Act of 1934
			     (Amendment No. 0  )*




		     OVERLAND DATA INC       (ovrl)
		   -----------------------------------------
			       (Name of Issuer)


			    Common Stock
		   -----------------------------------------
		     (Title of Class of Securities)

				 690213103
		   -----------------------------------------
			     (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


			(Continued on following page(s))


CUSIP NO. 690213103            13G


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kennedy Capital Management, Inc.    Tax ID #43-1225960


2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*


		  (a) [      ]
		  (b) [  X ]



3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Missouri Corporation

			 5    SOLE VOTING POWER

					 501,650          5.0%


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                     None
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                               560,100           5.5%


		    8    SHARED DISPOSITIVE POWER

					None


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY
       EACH REPORTING PERSON

	     560,100 shares



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT
       IN ROW 9

	    5.5%


  12   TYPE OF REPORTING PERSON*

	    IA





		SECURITIES AND EXCHANGE COMMISSION

			     Washington, D.C. 10549

		      ---------------------------------

		SCHEDULE 13G UNDER THE SECURITIES

			   EXCHANGE ACT OF 1934

		     ---------------------------------



Item 1.    (a).  Name of Issuer:

		      OVERLAND DATA INC

	   (b).  Address of Issuer's Principal Executive
		  Offices:

		8975 Balboa Ave.
		San Diego, CA  92123


Item 2.    (a).  Name of Person Filing:

		      Kennedy Capital Management, Inc.


	      (b).  Address of Principal Business Office:

		   10829 Olive Blvd.
		    St. Louis, MO  63141


	      (c).    Citizenship:

		       Missouri Corporation


	     (d).    Title of Class of Securities:

		      Common Stock

	     (e).    CUSIP Number:

		      690213103


Item 3.         This statement is filed pursuant to Rule
		13D-1(B)(ii)(G). The entity filing is an Investment Adviser registered under
		section 203 of the Investment Advisers
		Act of 1940.


Item 4.            Ownership.


	   (a).    Amount Beneficially Owned

		     560,100  shares


	   (b).    Percent of Class:

		     5.5%


	   (c).    Number of Shares as to which such entity has:

	      (i)  sole power to vote or to direct the
		 vote 501,650 shares


	      (ii)  shared power to vote or to direct
		 the vote     None


	      (iii)  sole power to dispose or to direct
		 the disposition of 560,100 shares


	      (iv)  shared power to dispose or to direct
		  the disposition of      None



Item 5.            If this statement is being filed to report
		    the fact that as of the date hereof the
		    reporting person has ceased to be the
		    beneficial owner of more than five
		    percent of the class of securities, check
		    the following. [    ]



Item 6.             Ownership of More Than Five Percent on
		    Behalf of Another Person:



Item 7.            Identification and Classification of
		   Subsidiaries which Acquired the Security
		   Being Reported on by the Parent Holding
		   Company:



Item 8. Identification and Classification of Members of the Group:



Item 9.             Notice of Dissolution of Group:



Item 10.           Certification:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


		Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



			By:  Charles Schweizer
			----------------------------
			    Title: President


Dated: 2/9/2000